Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-34272, 333-34270, 333-82680, 333-123692, 333-170810, and 333-179955) of Cabot Microelectronics Corporation of our report dated June 19, 2015, except for note 11, as to which the date is January 6, 2016, with respect to the balance sheet of NexPlanar Corporation as of December 31, 2014, and the related statements of operations, stockholders' equity, and cash flows, for the year ended December 31, 2014, which report appears in the Form 8‑K/A of Cabot Microelectronics Corporation dated January 6, 2016.
/s/ KPMG LLP
Portland, OR
 January 6, 2016